Exhibit 99.1

JLL Income Property Trust
Declares Monthly Distribution to Investors

Chicago (July 8, 2026) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX) with approximately $6.9 billion in portfolio equity and debt investments, announced that as of July 1, 2026, its Board of Directors declared a distribution for July 2026 of $0.0525 per share and unit. The fund switched from quarterly to monthly distributions in March 2026, which better serves investors by providing the same total distribution more frequently.

The distribution is payable on or around July 24, 2026 to stockholders and unitholders of record as of July 23, 2026. On an annualized basis, this gross distribution is equivalent to $0.63 per share and represents a distribution rate of approximately 5.6% on a NAV per share of $11.27 as of the date of approval. All stockholders and unitholders will receive $0.0525 per share less applicable share class specific fees. The distribution rate will differ based on the share and unit class.

“Monthly distributions now deliver cash and shares to our stockholders faster and more frequently, which is a meaningful benefit for investors,” said JLL Income Property Trust President and CEO Allan Swaringen. “We strive to be a reliable source of growing income for our stockholders, with a track record of nine dividend increases over our 14-year history. Our monthly distributions enhance our long track record of providing reliable cash flow and tax efficient income to our investors.”

Monthly distributions for the second quarter 2026 totaled $0.1575 per share and unit. Any future distributions will be approved at the discretion of the Board of Directors. JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of core real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

	M-I Share			A-I Share[1]			M Share[2]			A Share[3]
	April	May	June	April	May	June	April	May	June	April	May	June
Q2 Quarterly Gross Distribution per Share	$0.0525	$0.0525	$0.0525	$0.0525	$0.0525	$0.0525	$0.0525	$0.0525	$0.0525	$0.0525	$0.0525	$0.0525
Less: Investor Servicing Fee per Share	$—	$—	$—	$0.00278	$0.00287	$0.00278	$0.00279	$0.00287	$0.00278	$0.00788	$0.00815	$0.00788
Q2 Quarterly Net Distribution per Share	$0.05250	$0.05250	$0.05250	$0.04972	$0.04963	$0.04972	$0.04971	$0.04963	$0.04972	$0.04462	$0.04435	$0.04462
1 A investor servicing fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2 A investor servicing fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3 A investor servicing fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.
LaSalle Investment Management, a subsidiary of JLL, is a globally integrated, diverse real estate investment manager. On a global basis, LaSalle manages US$86.8 billion of assets in private and public real estate equity and debt investments as of Q1 2026. LaSalle's client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a diverse range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future distributions will be paid.

Contacts:
Michael Gelobter
LaSalle Investment Management
Email: Michael.gelobter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com